Exhibit 99.1
PLUMAS BANCORP REPORTS FIRST QUARTER EARNINGS
QUINCY, California, April 18, 2008 — Plumas Bancorp, (NasdaqCM: PLBC), a bank holding company and the parent company of Plumas Bank, today announced earnings of $576 thousand for the first quarter ended March 31, 2008. This represents a decrease of $372 thousand or 39% from the $948 thousand earned during the first quarter of 2007. Diluted earnings per share were $0.12 for the first quarter of 2008, a decrease of 37% compared to $0.19 for the first quarter of 2007. The earnings decline resulted from a decrease in net interest income related to the rapidly falling interest rate environment, under which our earning assets have tended to reprice at a faster rate than our interest bearing liabilities, and an increase in the loan loss provision primarily in response to the current economic environment particularly related to real estate values.
Douglas N. Biddle, president and chief executive officer remarked, “While we continue to face uncertain economic conditions, we are well positioned for future growth and continued profitability. Although Plumas Bank has never been involved in sub-prime lending, we have experienced an increase in nonperforming loans as a consequence of the current economic environment. As a result, we have strengthened our loan loss reserves to properly address this situation.” The allowance for loan losses as a percentage of total loans increased to 1.32% at March 31, 2008 from 1.15% at March 31, 2007.
Biddle then commented on the Company’s branch expansion, “We are excited about the prospects for our Redding, California branch. We have found an ideal permanent location in Redding’s commercial district, across the street from City Hall. We expect to relocate to our permanent branch during the summer of 2008.”
Biddle concluded, “We recently declared a $0.16 semi-annual cash dividend payable on May 16, 2008. This represents a 7% increase from the $0.15 semi-annual dividend paid on May 14, 2007. In addition, we have been active in repurchasing shares of the Company stock under our Stock Repurchase Plan. This stock buyback plan reflects our commitment to maximize shareholder value and reflects our confidence in the future of the Company.”
Shareholders’ Equity Growth
Shareholders’ equity increased $674 thousand to $37.2 million at March 31, 2008 from $36.5 million at March 31, 2007. This increase includes earnings of the Company and an increase in the unrealized fair value of our investment securities classified as available-for-sale, offset by cash dividends paid and the cost of the repurchase of the Company’s common stock. Book value per share increased 5% to $7.70 at March 31, 2008 from $7.31 at March 31, 2007. During the first quarter of 2008 the Company repurchased 39,810 shares of common stock at an average cost, including commission, of $12.69 per share for a total cost of $505 thousand.

Loans and Deposits
Average loans declined by $2.4 million or 1% to $351.2 million during the quarter ending March 31, 2008 from $353.6 million for the first quarter of 2007. During the same period, average deposits declined by $13.5 million to $390.0 million. The Company’s loan to deposit ratio increased slightly to 89.6% at March 31, 2008 from 88.9% at March 31, 2007.
Net Interest Income and Net Interest Margin
Net interest income before provision for loan losses totaled $5.0 million during the first quarter of 2008, a decrease of $499 thousand or 9% as compared to the quarter ended March 31, 2007. This was a result of a decrease in interest income of $797 thousand primarily related to rate declines on variable rate loans. The decrease in interest income was partially offset by a decrease in interest expense of $298 thousand; however, since the repricing of our time deposits lag behind declines in the current market rates the full effect of the recent 300 basis point decline in short-term interest rates has not yet been fully reflected as a reduction in interest expense.
Net interest margin for the first quarter of 2008 was 4.96%, a decrease of 28 basis points from 5.24% during the 2007 quarter. The yield on average interest earning assets decreased 50 basis points to 6.72% for the quarter ended March 31, 2008 from 7.22% for the first quarter of 2007. This decrease in yield was partially offset by a decrease of 29 basis points in the cost of average interest bearing liabilities which decreased to 2.41% for the quarter ended March 31, 2008 from 2.70% for the first quarter of 2007.
Asset Quality
Nonperforming loans totaled $3.8 million at March 31, 2008 or 1.09% of total loans, an increase of $1.2 million from December 31, 2007 and $2.8 million from March 31, 2007. The allowance for loan losses increased to $4.6 million or 1.32% of total loans at March 31, 2008. This represents an increase of $0.5 million from the $4.1 million or 1.15% of total loans at March 31, 2007. Based on an evaluation of the credit quality of the loan portfolio, delinquency trends and charge-offs we believe the allowance for loan losses at March 31, 2008 to be reasonable and adequate.
In response to the increased level of nonperforming loans and the current economic environment particularly related to the decline in real estate values the Company increased it loan loss provision from $250 thousand during the first quarter of 2007 to $520 thousand during the current quarter.
Net charge-offs during the 2008 quarter totaled $98 thousand; an increase of $81 thousand from the $17 thousand incurred during the quarter ended March 31, 2007. Annualized net charge-offs as a percentage of average loans totaled 0.11% during the first quarter of 2008 up from 0.02% for the same period in 2007.

Plumas Bancorp is the holding company for Plumas Bank (NasdaqCM: PLBC). Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. Plumas Bank was named a Premier Bank in 2008 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, in 2007 Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of March 31,		Dollar	Percentage
	2008	2007	Change	Change
ASSETS
Cash and due from banks	$12,692	$12,457	$235	1.9%
Federal funds sold	—	—	—	—%
Investment securities	50,692	66,849	(16,157)	-24.2%
Loans, net of allowance for loan losses	346,327	357,485	(11,158)	-3.1%
Premises and equipment, net	14,639	15,153	(514)	-3.4%
Intangible assets, net	962	1,262	(300)	-23.8%
Bank owned life insurance	9,510	9,531	(21)	-0.2%
Accrued interest receivable and other assets	10,115	9,441	674	7.1%

Total assets	$444,937	$472,178	$(27,241)	-5.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$390,988	$405,360	$(14,372)	-3.5%
Short-term borrowings	—	14,800	(14,800)	-100%
Accrued interest payable and other liabilities	6,436	5,179	1,257	24.3%
Junior subordinated deferrable interest debentures	10,310	10,310	—	—%

Total liabilities	407,734	435,649	(27,915)	-6.4%
Shareholders’ equity	37,203	36,529	674	1.8%

Total liabilities and shareholders’ equity	$444,937	$472,178	$(27,241)	-5.8%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED MARCH 31,	2008	2007	Change	Change
Interest income	$6,763	$7,560	$(797)	-10.5%
Interest expense	1,775	2,073	(298)	-14.4%

Net interest income before provision for loan losses	4,988	5,487	(499)	-9.1%
Provision for loan losses	520	250	270	108.0%

Net interest income after provision for loan losses	4,468	5,237	(769)	-14.7%
Non-interest income	1,326	1,271	55	4.3%
Non-interest expenses	4,936	5,008	(72)	-1.4%

Income before provision for income taxes	858	1,500	(642)	-42.8%
Provision for income taxes	282	552	(270)	-48.9%

Net income	$576	$948	$(372)	-39.2%

Basic earnings per share	$0.12	$0.19	$(0.07)	-36.8%

Diluted earnings per share	$0.12	$0.19	$(0.07)	-36.8%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	March 31,
	2008	2007
AVERAGE BALANCES
Assets	$447,871	$469,728
Earning assets	$404,488	$424,515
Loans	$351,221	$353,640
Deposits	$389,982	$403,503
Equity	$37,471	$36,580

CREDIT QUALITY DATA
Allowance for loan losses	$4,633	$4,150
Allowance for loan losses as a percentage of total loans	1.32%	1.15%
Nonperforming loans	$3,824	$1,072
Nonperforming assets	$4,679	$1,144
Nonperforming loans as a percentage of total loans	1.09%	0.30%
Nonperforming assets as a percentage of total assets	1.05%	0.24%
Year-to-date net charge-offs	$98	$17
Year-to-date net charge-offs as a percentage of average loans, annualized	0.11%	0.02%

SHARE AND PER SHARE DATA
Basic earnings per share	$0.12	$0.19
Diluted earnings per share	$0.12	$0.19
Weighted average shares outstanding	4,859	5,012
Weighted average diluted shares outstanding	4,886	5,071
Book value per share	$7.70	$7.31
Total shares outstanding	4,830	5,000

KEY FINANCIAL RATIOS
Annualized return on average equity	6.2%	10.5%
Annualized return on average assets	0.52%	0.82%
Net interest margin	4.96%	5.24%
Efficiency ratio	78.2%	74.1%
Loan to deposit ratio	89.6%	88.9%